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                                                                    EXHIBIT 99.2

(CMS ENERGY LOGO)                                                   NEWS RELEASE

                         CMS ENTERPRISES ANNOUNCES SALE
             OF HIDROELECTRICA EL CHOCON BUSINESS INTEREST TO ENDESA

          JACKSON, Mich., March 9, 2007 - CMS Enterprises announced today that it has sold its interest in an Argentina hydroelectric generating business to Endesa for $50 million.

          CMS Enterprises, a principal subsidiary of CMS Energy, held a 17.2 percent interest in Hidroelectrica El Chocon, S.A., which owns the 1,200 megawatt El Chocon hydroelectric facility and the 120 megawatt Arroyito hydroelectric facility.

          The company previously announced that it expected to sell its El Chocon interest as part of the sale of a portfolio of its Argentina businesses and its northern Michigan non-utility natural gas assets to Lucid Energy. Following that sale announcement, Endesa decided to exercise its right of first offer to buy the CMS Enterprises interest in El Chocon for $50 million. Proceeds from the sale will be used to reduce parent debt and invest in CMS Energy's Michigan utility, Consumers Energy.

          The El Chocon sale announced today will result in a $50 million reduction in the proceeds that CMS Enterprises expects to receive from Lucid Energy for the remaining businesses involved in that sale. CMS Enterprises now expects the proceeds of that sale to be about $130 million.

          CMS Energy (NYSE: CMS) is a Michigan-based company that has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590